Exhibit (b)(2)

Execution Version

June 23, 2016

Up to $10,000,000 Subordinated Secured Loan

Commitment Letter

CONFIDENTIAL

Incipio, LLC

6001 Oak Canyon

Irvine, CA 92618

Attention: Scott Akamine

Ladies and Gentlemen:

Incipio, LLC, a Delaware limited liability company (“you” or “Borrower”), has advised Andy Fathollahi (the “Lender”) that you intend to acquire (the “Powder Acquisition”) all of the outstanding capital stock of Skullcandy, Inc., a Delaware corporation (individually and collectively with its subsidiaries, the “Target”) pursuant to that certain Agreement and Plan of Merger dated on or about June 23, 2016, among Borrower, Powder Merger Sub, Inc. and Skullcandy, Inc. (the “Transaction Agreement”). Capitalized terms used but not defined herein have the meanings assigned to them in the Term Sheet (as defined below).

You have further advised the Lender that you would like to enter into (a) a senior secured unitranche credit facility (the “Senior Credit Facilities”), consisting of (i) a revolving credit facility of up to $125 million and (ii) a term loan facility of $130 million, each as described in that certain Commitment Letter, dated as of the date hereof, by and among Borrower, Monroe Capital LLC, a Delaware limited liability company (“Monroe Capital”) and Wells Fargo Bank, National Association “(“Wells Fargo Bank”) and (b) a subordinated secured loan, in a principal amount of up to $10,000,000 (the “Subordinated Secured Loan,” and together with the Senior Credit Facilities, the “Credit Facilities”), as more fully described in the Summary of Proposed Terms and Conditions attached hereto as Annex A (the “Term Sheet”), which will provide the total funds needed to: (A) to finance a portion of the Powder Acquisition; (B) to refinance (for purposes hereof references to a refinance of the Existing Credit Facility shall be construed to include an amendment and restatement of the Existing Credit Facility into the Senior Credit Facilities) Borrower’s existing senior secured indebtedness; (c) to fund certain fees and expenses associated with the Credit Facilities and the Powder Acquisition, and (d) to provide for the ongoing general corporate purposes and working capital needs of Borrower and its subsidiaries, including Target.

As used herein, the term “Transaction” means, collectively, the Powder Acquisition, the refinancing of Borrower’s existing senior secured indebtedness, the initial borrowings and other extensions of credit under the Senior Credit Facilities on the Closing Date (as defined below), the funding of the Subordinated Secured Loan on the Closing Date and the payment of fees, commissions and expenses in connection with each of the foregoing. This letter, including the Term Sheet and the Conditions Annex attached hereto as Annex B (the “Conditions Annex”), is hereinafter referred to as this “Commitment Letter”. The date of the funding of the Subordinated Secured Loan is referred to as the “Closing Date”. Except as the context otherwise requires references to “Borrower and its subsidiaries” will include Target after giving effect to the Powder Acquisition.

1. Commitment. Subject to the conditions set forth in the Conditions Annex attached to this Commitment Letter and upon the terms set forth in this Commitment Letter, in the fee letter dated the date hereof from the Lender to you (the “Fee Letter”), the Lender is pleased to advise you of the Lender’s commitment to provide to Borrower 100% of the principal amount of the Subordinated Secured Loan (the “Commitment”).

2. Conditions to Commitment. The Commitment and undertakings of the Lender hereunder are subject solely to the satisfaction of the conditions precedent set forth in the Conditions Annex.

Notwithstanding anything in this Commitment Letter, the Fee Letter or the Loan Documentation (as defined in the Term Sheet) or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (a) the only representations relating to Target, Borrower and their respective subsidiaries and their respective businesses the accuracy of which shall be a condition to the funding of the Subordinated Secured Loan on the Closing Date shall be (i) such of the representations made by Target or its affiliates or with respect to Target or its business in the Acquisition Agreement as are material to the interests of the Lenders referred to below (the “Specified Acquisition Agreement Representations”), but only to the extent that you or your affiliates have the right to terminate your or their obligations under the Transaction Agreement or otherwise decline to close the Powder Acquisition as a result of a breach of any such Specified Acquisition Agreement Representations or any such Specified Acquisition Agreement Representations not being accurate (in each case, determined without regard to any notice requirement) and (ii) the Specified Representations (as defined below) and (b) the terms of the Loan Documentation shall be in a form such that they do not impair the availability of the Credit Facility on the Closing Date if the conditions set forth in or referred to in this Commitment Letter are satisfied (it being understood that, to the extent any security interest in any Collateral (as defined in the Term Sheet) of Target (other than security interests that may be perfected by (x) the filing of a financing statement under the Uniform Commercial Code, (y) the delivery of certificates evidencing the equity securities which are required to be pledged pursuant to the Term Sheet and, with respect to Target and any of its subsidiaries, are delivered to Borrower on or prior to the Closing Date and (z) the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable) is not or cannot be perfected on the Closing Date after your use of commercially reasonable efforts to do so, then the perfection of such security interests shall not constitute a condition precedent to the funding of the Subordinated Secured Loan on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Lender and Borrower acting reasonably (but not to exceed 45 days after the Closing Date, unless extended by the Lender). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Loan Documentation relating to organizational existence of the Credit Parties; good standing of the Credit Parties in their respective jurisdictions of organization; power and authority, due authorization, execution and delivery and enforceability, in each case, relating to the Credit Parties entering into and performance of the Loan Documentation; no conflicts of the Loan Documentation with the Credit Parties’ organizational documents or applicable law (limited to the execution, delivery and performance of the Loan Documentation, incurrence of the indebtedness thereunder on the Closing Date and the granting on the Closing Date of the guarantees and the security interests in respect thereof); solvency as of the Closing Date (after giving effect to the Transaction) of Borrower and its subsidiaries (including Target) on a consolidated basis; use of proceeds; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; OFAC; the use of loan proceeds not violating margin regulations or FCPA; and creation, validity and perfection of security interests in the Collateral (subject in all respects to the parenthetical in the immediately preceding sentence); and the status of the Subordinated Secured Loan and the guaranties thereof as senior debt (or equivalent term). This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

3. Information. You represent, warrant and covenant that (i) all written information and written data (other than the Projections (as defined below) other forward-looking information and information of a general economic or general industry nature) concerning Borrower, Target and their subsidiaries and the Transaction that has been or will be made available to the Lender by you, or any of

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your representatives, subsidiaries or affiliates (or on your or their behalf) (the “Information”), when taken as a whole, (A) is, and in the case of Information made available after the date hereof, will be, correct in all material respects and (B) does not, and in the case of Information made available after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading on the date made (giving effect to all supplements and updates delivered or made on or prior to such date) and (ii) all financial projections concerning Borrower, Target and their subsidiaries, taking into account the consummation of the Transaction, that have been or will be made available to the Lender by you or any of your representatives, subsidiaries or affiliates (or on your or their behalf) (the “Projections”) have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made available to the Lender (it being recognized by the Lender that the Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material). You agree that if, at any time prior to the Closing Date, you become aware that any of the representations and warranties contained in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations are correct in all material respects under those circumstances. Solely as they relate to matters with respect to Target, the foregoing representations are made to your knowledge. We will be entitled to use and rely upon, without responsibility to verify independently, the Information and the Projections. You acknowledge that we may share with any of our affiliates (it being understood that such affiliates will be subject to the confidentiality agreements between you and us), and such affiliates may share with the Lender, any information related to you, Target, or any of your or their subsidiaries or affiliates (including, without limitation, in each case, information relating to creditworthiness) and the transactions contemplated hereby.

4. Indemnification. You agree to indemnify and hold harmless the Lender and each of its affiliates, directors, officers, employees, partners, representatives, advisors and agents and each of their respective heirs, successors and assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, penalties, liabilities and expenses of any kind or nature (including all reasonable and documented out-of-pocket fees and charges of any counsel), joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter, the Transaction or any related transaction (including, without limitation, the execution and delivery of this Commitment Letter and the Loan Documentation and the closing of the Transaction) or (b) the use or the contemplated use of the proceeds of the Subordinated Secured Loan and will reimburse each Indemnified Party for all out-of-pocket expenses (including reasonable all reasonable documented out-of-pocket fees and charges of any counsel) on demand as they are incurred in connection with any of the foregoing (but limited, in the case of fees and charges of counsel, to one counsel to the Lender and its Related Parties taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional counsel to all similarly situated Indemnified Parties, taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction to the Lender and its Related Parties, taken as a whole and, solely in the case of any such actual or potential conflict of interest, one additional local counsel to all similarly situated Indemnified Parties taken as a whole, in each such relevant jurisdiction); provided that no Indemnified Party will have any right to indemnification for any of the foregoing to the extent resulting from (i) such Indemnified Party’s own bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment or (ii) any dispute solely among Indemnified Parties which does not arise out of any act or omission of the Borrower or any of its respective

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subsidiaries. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party will have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability to you is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s own bad faith, gross negligence or willful misconduct. No Indemnified Party will be liable for any indirect, consequential, special or punitive damages in connection with this Commitment Letter, the Fee Letter, the Loan Documentation or any other element of the Transaction. No Indemnified Party will be liable to you, your affiliates or any other person for any damages arising from the use by others of Informational Materials or other materials obtained by Electronic Means, except to the extent such damages are determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s own bad faith, gross negligence or willful misconduct. You shall not, without the prior written consent of each Indemnified Party affected thereby (such consent not to be unreasonably withheld, delayed or conditioned), settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party and (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party. Notwithstanding the foregoing, each Indemnified Party (and its Related Parties) shall be obligated to refund or return any and all amounts paid by you under this paragraph to such Indemnified Party (or its Related Parties) for any losses, claims, damages, liabilities and expenses to the extent such Indemnified Party (or its Related Parties) is not entitled to payment of such amounts in accordance with the terms hereof. For purposes hereof, “Related Party” and “Related Parties” of an Indemnified Party mean any (or all, as the context may require) of such Indemnified Party’s controlled affiliates and controlling persons and its or their respective directors, officers, employees, partners, agents, advisors and controlling persons.

5. Expenses. You agree to reimburse each of the Lender, from time to time on demand, for all reasonable and documented out-of-pocket costs and expenses of the Lender, including, without limitation, reasonable and documented out-of-pocket fees and charges of any counsel, due diligence expenses, incurred in connection with the execution of the Subordinated Secured Loan and the preparation, review, negotiation, execution, delivery and enforcement of this Commitment Letter, the Fee Letter, the Loan Documentation and any security arrangements in connection therewith regardless of whether the Closing Date occurs (limited, in the case of fees and charges of counsel, to the reasonable and documented out-of-pocket fees and charges of one counsel to the Lender, and, if reasonably necessary, of one local counsel in any relevant local jurisdiction to the Lender), incurred in connection with the Subordinated Secured Loan and any related documentation (including this Commitment Letter, the Fee Letter and the Loan Documentation).

6. Fees. As consideration for the commitments and agreements of the Lender hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letter on the terms and subject to the conditions set forth therein.

7. Confidentiality.

(a) This Commitment Letter and the Fee Letter (collectively, the “Commitment Documents”) and the existence and contents hereof and thereof shall be confidential and may not be disclosed, directly or indirectly, by you in whole or in part to any person without our prior written

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consent, except for disclosure (i) hereof or thereof on a confidential basis to your directors, officers, employees, accountants, attorneys and other professional advisors who have been advised of their obligation to maintain the confidentiality of the Commitment Documents for the purpose of evaluating, negotiating or entering into the Transaction; (ii) in any legal, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation or as requested by a governmental authority (in which case you agree, (A) to the extent permitted by law, to inform us promptly in advance thereof and (B) to use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment); (iii) the Commitment Documents on a confidential basis to the board of directors, officers, employees, accountants, attorneys and other professional advisors of (A) Target in connection with its consideration of the Powder Acquisition and (B) the Commitment Parties (as defined in the Senior Commitment Letter) in connection with its consideration of the Senior Credit Facilities; provide that, in each case under this clause (iii), any information relating to pricing (including in any “market flex” provisions that relate to pricing), fees and expenses has been redacted in a manner reasonably acceptable to us); (iv) this Commitment Letter, but not the Fee Letter, in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges; and (v) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and/or the Fee Letter. The Lender shall be permitted to use information related to the syndication and arrangement of the Subordinated Secured Loan (including your name and company logo) in connection with obtaining a CUSIP number, marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to confidentiality obligations or disclosure restrictions reasonably requested by you. Prior to the Closing Date, the Lender shall have the right to review and approve any public announcement or public filing made by you, Target or your/their representatives relating to the Subordinated Secured Loan or to the Lender in connection therewith, before any such announcement or filing is made (such approval not to be unreasonably withheld, delayed or conditioned).

(b) The Lender hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies you and any additional Credit Parties, which information includes your and their respective names, addresses, tax identification numbers and other information that will allow the Lender to identify you and such other parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

8. Acceptance/Expiration of Commitments.

(a) This Commitment Letter and the Commitment of the Lender and the undertakings of the Lender set forth herein shall automatically terminate at 12:00 midnight (Chicago time) on June 27, 2016 (the “Acceptance Deadline”), without further action or notice unless signed counterparts of this Commitment Letter and the Fee Letter shall have been delivered to the Lender by such time.

(b) In the event this Commitment Letter is accepted by you as provided above, the Commitment and agreements of the Lender and the undertakings of the Lender set forth herein will automatically terminate without further action or notice upon the earliest to occur of (i) consummation of the Powder Acquisition (with or without the use of the Subordinated Secured Loan), (ii) termination of the Transaction Agreement, and (iii) 5:00 p.m. (Chicago time) on January 23, 2017, if the Closing Date shall not have occurred by such time.

9. Survival. The sections of this Commitment Letter and the Fee Letter relating to Indemnification, Expenses, Confidentiality, Other Services, Survival and Governing Law shall survive any termination or expiration of this Commitment Letter, the Commitment of the Lender set forth herein

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(regardless of whether definitive Loan Documentation is executed and delivered); provided that your obligations under this Commitment Letter (other than your obligations with respect to the sections of this Commitment Letter relating to Confidentiality, Survival and Governing Law) shall terminate and be superseded by the provisions of the Loan Documentation upon the initial funding thereunder.

10. Governing Law. This Commitment Letter is governed by, and is to be construed in accordance with, the laws of the State of Illinois, without regard to conflict-of-law principles that would require the application of the law of another state. Each of the parties to this Commitment Letter irrevocably waives the right to trial by jury in any action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Commitment Letter or the performance of services under this Commitment Letter. Any litigation based on, or arising out of, under, or in connection with, this Commitment Letter or the Term Sheet will be brought and maintained exclusively in the courts of the State of Illinois or in the United States District Court for the Northern District of Illinois, but nothing in this Commitment Letter is to be deemed or operates to preclude the Lender from bringing suit or taking other legal action in any other jurisdiction. Each of Borrower and the Lender hereby expressly and irrevocably submits to the jurisdiction of the courts of the State of Illinois and of the United States District Court for the Northern District of Illinois for the purpose of any such litigation as set forth above. Each of Borrower and the Lender hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it might now or hereafter have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or the Lender will be effective service of process against such party for any action or proceeding relating to any such dispute. A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or the Lender.

11. Miscellaneous. This Commitment Letter and the Fee Letter embody the entire agreement among the Lender and you and your affiliates with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof. No person has been authorized by the Lender to make any oral or written statements inconsistent with this Commitment Letter or the Fee Letter. This Commitment Letter and the Fee Letter shall not be assignable by you without the prior written consent of the Lender and shall not be assignable by any of the Lender (other than to an affiliate or another shareholder of the Borrower) without your prior written consent, and any purported assignment without such consent shall be void. This Commitment Letter and the Fee Letter are not intended to benefit or create any rights in favor of any person other than the parties hereto and, with respect to indemnification, each Indemnified Party. This Commitment Letter and the Fee Letter may be executed in separate counterparts and delivery of an executed signature page of this Commitment Letter and the Fee Letter by facsimile or electronic mail shall be effective as delivery of manually executed counterpart hereof; provided that, upon the request of any party hereto, such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof. This Commitment Letter and the Fee Letter may only be amended, modified or superseded by an agreement in writing signed by each of you and the Lender.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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If you arc in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to the Lender, together with executed counterparts of the Fee Letter, by no later than the Acceptance Deadline.

Very truly yours,

By:	/s/ Andy Fathollahi
Andy Fathollahi

AGREED AND ACCEPTED AS OF THE DATE FIRST WRITTEN ABOVE

INCIPIO, LLC, a Delaware limited liability company

By:	/s/ Scott Akamine
Name:	Scott Akamine
Title:	General Counsel & Secretary

ANNEX A

UP TO $10,000,000

SUBORDINATED SECURED LOAN

SUMMARY OF TERMS

[See separate document]

ANNEX A

UP TO $10,000,000

SUBORDINATED SECURED LOAN

SUMMARY OF PROPOSED TERMS AND CONDITIONS

Borrower:	Incipio, LLC, a Delaware limited liability company (“Incipio”), and certain wholly-owned subsidiaries (collectively, the “Borrower”) that are designated as co-borrowers under the Credit Facilities (the “Senior Credit Facilities”) to be funded pursuant to that certain Commitment Letter dated as of June , 2016 (the “Senior Commitment Letter”) among Incipio, Monroe Capital LLC, a Delaware limited liability company (“Monroe Capital”) and Wells Fargo Bank, National Association “(“Wells Fargo Bank”).

Guarantors:	All present and future guarantors of the Senior Credit Facilities

Lender:	Andy Fathollahi and his affiliate and other shareholders of the Borrower

Subordinated Secured Loan:	A senior subordinated loan in a principal amount of up to $10,000,000; provided that such loan shall only be required to be funded up to the amount required to satisfy all conditions in the Senior Commitment Letter.

Use of Proceeds:	The proceeds of the Senior Subordinated Loan will be used to (a) to finance a portion of the Powder Acquisition; (b) to refinance Borrower’s existing senior secured indebtedness; (c) to fund certain fees and expenses associated with the Powder Acquisition and such refinancing; and (d) to provide for the ongoing general corporate purposes and working capital needs of Borrower and its subsidiaries.

Closing Date:	The date of the initial funding under the Credit Facility which shall be on or prior to January 23, 2017 (the “Closing Date”).

Availability:	The Senior Subordinated Loan will be available only in a single draw on the Closing Date.

Documentation:	Except as otherwise specifically provided in this Term Sheet, the documentation for the Senior Subordinated Loan will be consistent with that certain 10.7% Secured Promissory Note dated December 31, 2015 (as amended, supplemented and otherwise modified to date, the “Goode Promissory Note”), executed by the Borrower payable to the order of Goode Incipio Holdco, LLC, a Delaware limited liability company, and the documents executed in connection with the Goode Promissory Note. The provisions of this paragraph are referred to as the “Documentation Principles.”

Collateral:	Same as the Senior Credit Facilities.

Final Maturity:	The date six months following the latest maturity under the Senior Credit Facilities.

Amortization:	None

Interest Rates and Fees:	Interest shall be payable monthly in arrears at an interest that is equal to the highest interest payable under the Senior Credit Facilities, including the exercise of the Flex Provisions contemplated by the Senior Commitment Letter. To the extent required pursuant to the provisions of the Senior Credit Facilities, a portion of the interest may be payable in PIK rather than being paid in cash; provided that not less than five percent (5.0%) of the interest shall be payable in cash.

Mandatory Prepayments:	None.

Optional Prepayments:	Permitted upon notice consistent with the Documentation Principles.

Prepayment Premium:	None.

Conditions to Closing:	Solely the conditions set forth in Annex B.

Representations and Warranties:	Consistent with the Documentation Principles.

Affirmative Covenants:	Consistent with the Documentation Principles.

Negative Covenants:	Consistent with the Documentation Principles.

Financial Covenants:	Consistent with the Documentation Principles.

Events of Default:	Consistent with the Documentation Principles.

Defaulting Lender Provisions, Yield Protection and Increased Costs:	Consistent with the Documentation Principles.

Assignments and Participations:	Consistent with the Documentation Principles.

Amendments and Waivers:	Consistent with the Documentation Principles.

Indemnification:	Consistent with the Documentation Principles.

Expenses:	Consistent with the Documentation Principles.

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Governing Law; Exclusive Jurisdiction and Forum:	Consistent with the Documentation Principles.

Waiver of Jury Trial and Punitive and Consequential Damages:	Consistent with the Documentation Principles.

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ANNEX B

UP TO $10,000,000

SUBORDINATED SECURED LOAN

CONDITIONS ANNEX

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Annex is attached or in Annex A to the Commitment Letter

Closing and the funding of the Subordinated Secured Loan will be subject solely to the satisfaction of the following conditions precedent:

1. The Loan Documentation (including (i) an agreement with the Administrative Agent under the Senior Credit Facilities and the Lender in substantially the same form as the intercreditor agreement among the Administrative Agent, Goode Incipio Holdco, LLC and Goode III Incipio Holdco, LLC (the “Existing Goode Intercreditor”), and (ii) an intercreditor agreement between the Lender, Goode Incipio Holdco, LLC and Goode III Incipio Holdco, LLC in substantially the same form as the Existing Goode Intercreditor, which shall be consistent, in each case, with the Commitment Documents and shall be otherwise reasonably satisfactory to the Lender and Borrower and consistent with the Documentation Principles, will have been executed and delivered to the Lender and the Lender shall have received customary and reasonably satisfactory legal opinions (including, without limitation, opinions of special counsel and local counsel as may be reasonably requested by the Lender), evidence of authorization, organizational documents, customary insurance certificates, good standing certificates (with respect to the applicable jurisdiction of incorporation or organization of each Credit Party), and an officer’s certificate.

2. Subject to the Limited Conditionality Provision and the Documentation Principles, the Lender shall have received reasonably satisfactory evidence that the Lender shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the Loan Documentation) lien and security interest in the Collateral (including, without limitation, receipt of all certificates evidencing pledged capital stock or membership or partnership interests, as applicable, with accompanying executed stock powers, all UCC financing statements to be filed in the applicable government UCC filing offices, all intellectual property security agreements to be filed with the United States Copyright Office or the United States Patent and Trademark Office, as applicable), and all filings, recordations and searches necessary or desirable in connection with the security interests in and liens on the Collateral shall have been duly made or obtained and all filing and recording fees and taxes in connection therewith shall have been duly paid (including UCC and other lien searches, intellectual property searches, insurance policies, landlord waivers and access letters).

3. Since December 31, 2015 there shall not have occurred a Material Adverse Effect with respect to Credit Parties (other than the Target) taken as a whole or any event, condition or contingency that could reasonably expected to have a Material Adverse Effect. “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business or properties of the Credit Parties taken as a whole, (b) a material impairment of the ability of the Credit Parties taken as a whole to perform their obligations under the Loan Documentation after giving effect to contribution or intercompany loans made in accordance with the Loan Documentation or (c) a material adverse effect upon any substantial portion of the Collateral under the Loan Documentation or upon the legality, validity, binding effect or enforceability against any Credit Party of any of the Loan Documentation.

4. Since March 31, 2016 there shall not have occurred a Target Material Adverse Effect with respect to Target or any event, condition or contingency that could reasonably expected to have a Target Material Adverse Effect. “Target Material Adverse Effect” means “Company Material Adverse Effect” as defined in the Transaction Agreement.

5. Substantially concurrently with the funding of the Subordinated Secured Loan , the Powder Acquisition shall be consummated in accordance with the terms of the Transaction Agreement and all exhibits and schedules thereto delivered via email to the Lender from Glen Collyer of Latham & Watkins LLP at 2:06 p.m. (Los Angeles time) on June 23, 2016 (including the exhibits or the schedules thereto), but without giving effect to any amendments, waivers or consents by Borrower that are materially adverse to the interests of the Lender in its respective capacities as such without the consent of the Lender (such consent not to be unreasonably withheld, conditioned or delayed), it being understood that, without limitation, (a) any decrease in the purchase price of less than 10% shall not be materially adverse to the interests of the Lender so long as such decrease is allocated to reduce the Senior Credit Facilities, dollar-for-dollar basis, (b)(i) any other change in the amount or form of the purchase price shall be materially adverse to the interests of the Lender, (c)(i) any change in the third party beneficiary rights or governing law, in each case applicable to the Lender, shall be materially adverse to the interests of the Lender and (d) the granting of any consent under the Transaction Agreement that is not materially adverse to the interests of the Lender shall not otherwise constitute an amendment or waiver.

6. Prior to or substantially concurrently with the funding of the Subordinated Secured Loan contemplated by the Commitment Letter, Parent and the Borrower shall have received the proceeds of the Senior Credit Facilities.

7. The Lender shall have received:

(a) with respect to Borrower and its subsidiaries (other than Target), (i) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, (ii) unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least 45 days prior to the Closing Date and (iii) internal consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal month ended since the last quarterly financial statements and at least 30 days prior to the Closing Date;

(b) with respect to Target, (i) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, and (ii) unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least 45 days prior to the Closing Date; and

(c) a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of Borrower for the four-quarter period ending on the last day of the most recent fiscal quarter ending at least 45 days before the Closing Date, prepared after giving pro forma effect to each element of the Transaction as if the Transaction had occurred on the last day of such four quarter period (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

8. Borrower and its subsidiaries (including Target) shall have minimum pro forma combined EBITDA (as defined in the Loan Documentation) of at least $36,600,000 (including pro forma synergies of approximately $4,500,000 (as shown in those projections delivered to the Commitment Parties on June 21, 2016), which have been reviewed by and are satisfactory to the Lender).

9. The Lender shall have received, at least 5 business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been requested at least 10 business days prior to the Closing Date.

10. All fees and expenses due to the Lender required to be paid on the Closing Date (including the reasonable and documented out-of-pocket fees and expenses of counsel for the Lender for which invoices have been received will have been paid.

11. The Specified Representations and the Specified Acquisition Agreement Representations will be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) subject to the Limited Conditionality Provisions.

12. Immediately following the Transaction, neither Borrower nor Target nor any of their subsidiaries will have any third party debt for borrowed money other than indebtedness under the Credit Facilities and third party debt for borrowed money permitted under the Existing Credit Agreement (it being understood that any additional indebtedness incurred in connection with the Transaction shall be on terms and conditions satisfactory to the Lender, and the Lender hereby confirms that the terms of the Senior Credit Facilities are satisfactory).

13. The Lender shall have received a certificate of the chief financial officer (or other officer of Borrower reasonably acceptable to the Lender) of Borrower certifying that, after giving pro forma effect to the Transaction, the Borrower and its subsidiaries (including Target) are solvent on a consolidated basis, such certificate to be in the form of the attached Exhibit A.

Exhibit A

FORM OF SOLVENCY CERTIFICATE

[                ], 2016

The undersigned, acting in his or her capacity as Chief Financial Officer of Incipio, LLC, a Delaware limited liability company (“Borrower Representative”), in its capacity as Borrower Representative (as defined in the Subordinated Secured Loan) and not in a personal capacity, hereby certifies that he or she is (a) authorized to certify as to the financial statements of the Borrower (as defined in the Subordinated Secured Loan) and each other Loan Party, (b) familiar with the properties, business and assets of the Borrower and each other Loan Party, and (c) authorized to execute and deliver this Solvency Certificate (this “Certificate”) on behalf of the Borrower Representative, each Borrower and each other Loan Party. Capitalized terms used herein that are defined in the Subordinated Secured Loan Agreement dated as of [            ], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Subordinated Loan Agreement”) among the Borrower, the other Loan Parties party thereto, the financial institutions party thereto (the “Lenders”), and the Lender), are used herein as so defined. The undersigned hereby further certifies (in his or her capacity as Chief Financial Officer of Borrower Representative and not in his or her personal capacity) that, on the Closing Date, immediately after giving effect to the [Powder Acquisition], the making of the Subordinated Secured Loan under the Subordinated Loan Agreement and after giving effect to the application of the proceeds of the Subordinated Secured Loan, with respect to Borrower and its Subsidiaries, on a consolidated basis:

(a) the fair value of their assets on a going concern basis is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated in accordance with GAAP;

(b) the present fair saleable value of their assets on a going concern basis is not less than the amount that will be required to pay the probable liability on their debts as they become absolute and matured;

(c) they are able to realize upon its assets and pay their debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business;

(d) they do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature; and

(e) they are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute unreasonably small capital.

The undersigned further certifies (in his or her capacity as Chief Financial Officer of Borrower Representative and not in his or her personal capacity) that in computing the amount of contingent or unliquidated liabilities in connection with this Certificate, such liabilities were computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate on behalf of the Borrower Representative and each other Loan Party as of the date first set forth above.

INCIPIO, LLC,
a Delaware limited liability company

By:
Name:
Title: Chief Financial Officer